KARNER BLUE CAPITAL, LLC

Code of Ethics Statement

Background

This Code of Ethics has been adopted by Karner Blue Capital, LLC (“KBC”) pursuant to Section 204A of the Investment Advisers Act of 1940 and Rule 204A-1 thereunder, and Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder, to:

⮚	Set forth applicable standards of conduct for its supervised persons and consultants (including compliance with federal securities laws);
⮚	Safeguard material non-public information about client transactions; and
⮚	Require access persons to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, KBC has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. KBC has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

KBC holds its supervised persons and consultants accountable for adhering to and advocating for the following general standards to the best of their knowledge and ability:

⮚	Always place the interest of the clients first and never benefit at the expense of advisory clients;
⮚	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;
⮚	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
⮚	Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
⮚	Proactively promote ethical and honest behavior with KBC including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with KBC’s Code of Ethics may result in disciplinary action, up to and including termination of employment or termination of contractual relationships.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s Managing Members, officers and employees are presumed to be access persons.

“Advisers Act” means Investment Advisers Act of 1940. “Adviser” means Karner Blue Capital, LLC.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of each account of any immediate family member who shares the same household as the access person.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Adviser as a whole or the interests of a client of the Adviser.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504 or Rule 506 thereunder.

"Reportable Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

⮚	Direct obligations of the Government of the United States;
⮚	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
⮚	Shares issued by money market funds;
⮚	Shares issued by open-end funds other than funds with respect to which KBC provides advisory or sub-advisory services;
⮚	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by KBC.

“Supervised person” means each Managing Member and officer of the Adviser (or other persons occupying a similar status or performing similar functions); each employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

Compliance Procedures

Compliance with Laws and Regulations

Supervised persons and consultants of KBC must comply with applicable state and federal securities laws.

Without limiting the foregoing, supervised persons and consultants are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

⮚	To defraud such client in any manner;
⮚	To mislead such client, including making any statement that omits material facts;
⮚	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
⮚	To engage in any manipulative practice with respect to such client;
⮚	To engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales

Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

KBC strictly prohibits trading personally or on behalf of others (including any KBC client), directly or indirectly, based on the use of material, non-public or confidential information. KBC additionally prohibits the communication of material non-public information to others in violation of the law. Supervised persons and consultants who believe they are in possession of material, non-public information or who become aware of the potential misuse of material non- public information should immediately report such information to the CCO. This policy applies to all of KBC’s supervised persons and consultants without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Client Account Activity Requiring Pre-Clearance

Initial Public Offerings (IPOs)

No supervised person or consultant employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering without first obtaining the prior approval of the CCO.

Limited or Private Offerings

No supervised person or consultant may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining the prior approval of the CCO. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin in any client account, unless pre-cleared by the CCO.

Option Transactions

Investment personnel are prohibited from purchasing options in any client account, unless pre- cleared by the CCO.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales "against the box".

Short-Term Trading

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel. The CCO may, for good cause shown, permit a short- term trade, but shall record the reasons and grant of permission among the records relating to the client's account.

Prohibited Activities

Conflicts of Interest

KBC has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of KBC or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for KBC honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

⮚	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons or consultants). This kind of favoritism would constitute a breach of fiduciary duty;
⮚	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Political and Charitable Contributions

Supervised persons and consultants may make political contributions, in cash or services, only after obtaining the prior written approval of the CCO who will compile and report thereon as required under relevant regulations. Supervised persons and consultants are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in making political or charitable contributions.

Gifts and Entertainment

Supervised persons and consultants shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision- making or make them feel beholden to any person or entity. Similarly, supervised persons and consultants shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the individual making the gift.

No supervised person or consultant may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of KBC without obtaining the prior written approval of the CCO. No supervised person or consultant may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Adviser without obtaining the prior written approval of the CCO. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present at the event.

All gifts, given and received, will be reported to the CCO and recorded in a Gift Log.

No supervised person or consultant may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons and consultants must not offer, give, solicit or receive any form of bribe or kickback.

Service on Board of Directors

Supervised persons and consultants shall not serve on the board of directors of publicly traded companies without obtaining the prior written approval of the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of KBC and its clients, and that such person serving as a director will be isolated from those persons making KBC's investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Supervised persons who serve on the board of directors of a private company or a non-profit shall report that relationship to the CCO as an outside business activity.

Confidentiality

Supervised persons and consultants shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage or on behalf of any other person or business entity. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Pre-Clearance

For any activity where the Compliance Manual or this Code of Ethics requires pre-clearance, the following procedure shall be utilized:

⮚	Pre-clearance requests must be submitted by the requesting supervised person or consultant to the CCO via email, with all relevant supporting information included as attachments. The subject line should include “Pre-Clearance Request – Time-Sensitive Matter”. The email must describe in detail what is being requested, any relevant information about the proposed activity, and the anticipated start date of the activity;
⮚	The CCO will respond via email to the request as quickly as is practical, either approving or declining the request, or requesting additional information for clarification;
⮚	Pre-clearance authorizations expire 48 hours after the approval, except as otherwise provided in this manual or in the CCO’s written authorization response email;
⮚	Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Personal Securities Reporting and Monitoring

Holdings Reports (see Sample 6)

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information:

⮚	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;
⮚	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;
⮚	The date that the report was submitted by the access person.

Access persons may attach duplicate brokerage account statements to the Holdings Report in lieu of creating a separate list of Reportable Securities, provided that the required information is contained in the statements.

The holdings report information must be current as of a date no more than 45 days prior to becoming an access person for initial reports. For annual reports, the information must be as of December 31st of the applicable year end.

Transaction Reports (see Sample 7)

Every access person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

⮚	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
⮚	The nature of the transaction (e.g., purchase, sale);
⮚	The price of the security at which the transaction was effected;
⮚	The name of any broker, dealer or bank through which the transaction was effected;
⮚	The date that the report was submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the Code of Ethics or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access persons do not need to submit:

⮚	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;
⮚	A transaction report with respect to transactions effected pursuant to an automatic investment plan;
⮚	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities

KBC is required by the Advisers Act to review access persons’ initial Holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by the President or Chief Executive Officer.

Access persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Small Advisers

If at any time KBC only has one access person, the person will not be required to submit reports but will maintain records of all holdings and transactions. It is assumed that all trades by the sole access person are reviewed as the trades are entered.

Certification of Compliance

Initial Certification

The firm is required to provide supervised persons and consultants with a copy of this Code. Supervised persons and consultants are to certify in writing via a KBC attestation statement (see Exhibit 1 and Exhibit 2) that they have: (a) received a copy of this Code; (b) read and understand all applicable provisions of this Code; and (c) agreed to comply with the applicable provisions of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons and consultants with any amendments to this Code and supervised persons and consultants must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised persons and consultants must annually certify via a KBC attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person and consultant has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance. A template of an attestation statement is included as Exhibit 1 and Exhibit 2.

Reporting Violations and Whistleblower Provisions

Supervised persons and consultants must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons and consultants may report directly to the CEO or other managing member of the firm. If a supervised person or consultant prefers he or she may also report violations of the firm’s Code of Ethics to KBC’s third-party compliance consultant, RIA-in-a-Box, by contacting Jametriss Boone at (904) 447-8019 or jboone@riainabox.com. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

⮚	Noncompliance with applicable laws, rules, and regulations;
⮚	Fraud or illegal acts involving any aspect of the firm’s business;
⮚	Material misstatements in regulatory filings, internal books and records, clients records or reports;
⮚	Activity that is harmful to clients, including fund shareholders (if applicable);
⮚	Deviations from required controls and procedures that safeguard clients and the firm; and
⮚	Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons and consultants regarding this Code. Training will occur at least annually and as needed and supervised persons and consultants are required to attend any training sessions or read any applicable materials.

Recordkeeping

The CCO shall ensure that KBC maintains the following records in a readily accessible place:

⮚	A copy of each Code of Ethics that has been in effect at any time during the past five years;
⮚	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
⮚	A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person or consultant. These records must be kept for five years after the individual ceases to be a supervised person or consultant of the firm;
⮚	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
⮚	A list of the names of persons who are currently, or within the past five years were, access persons, supervised persons or consultants of the firm;

⮚	A record of any decision and supporting reasons for approving the acquisition of securities by access persons, supervised persons or consultants in Initial Public Offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
⮚	A record of any decisions that grant supervised persons or consultants a waiver from or exception to the Code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the CEO or other managing member(s) of the firm. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the managing members of the firm who are not involved in the violation may impose such sanctions for violation of this Code of Ethics as they deem appropriate, including, but not limited to:

⮚	Letter of censure;
⮚	Suspension or termination of employment;
⮚	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit;
⮚	In serious cases, referral to law enforcement or regulatory authorities.